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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Sientra, Inc.:

        We consent to the incorporation by reference in the registration statement (No. 333-199684) on Form S-8 of Sientra, Inc. of our report dated March 18, 2015, with respect to the balance sheets of Sientra, Inc. as of December 31, 2014 and 2013, and the related statements of operations, convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the years in the three year period ended December 31, 2014, and the related financial statement schedule, which report appears in the December 31, 2014 annual report on Form 10-K of Sientra, Inc.

/s/ KPMG LLP

Woodland Hills, California
March 18, 2015

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm